SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)     March 1, 1994

                    The Gitano Group, Inc.
            (Exact name of registrant as specified in the charter)


Delaware                          1-10101             22-2897129
(State or other jurisdiction     (Commission      IRS Employee
  of incorporation)                file number)   identification no.)


1411 Broadway, New York, New York                     10018
(Address of principal executive office)               (Zip code)


Registrant's telephone number, including area code  212-819-0707



      (Former name or former address, if changed since last report)

      Item 5.     Other Events

      Attached hereto as Exhibit A is a copy of the press release issued by the Company on March 1, 1994 announcing that it has entered into a contract for the sale of its assets and that it has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court in New York City.






                                  SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          THE GITANO GROUP, INC.
                                          (Registrant)



Date:  March 4, 1994                      By:  /S/ Robert E. Gregory, Jr.
                                              Robert E. Gregory, Jr.
                                              Chairman
                                              Chief Executive Officer

                                   EXHIBIT A

Contact:  Robert D. Siegfried
          Kekst and Company
          (212) 593-2655

New York, New York, March 1, 1994 -- The Gitano Group, Inc. announced today that it has entered into a contract for the sale of its assets to Fruit of the Loom, Inc. for $100 million cash. Fruit of the Loom submitted the highest bid in a process started when Gitano's primary customer notified it this past January that Gitano's violation of U.S. customs law, which took place in 1991 and 1992 under Gitano's prior management, prevented the customer from continuing to do business with the Gitano Group.

Robert E. Gregory, Jr., Chairman and Chief Executive Officer of Gitano, stated, "This transaction reflects the considerable values inherent in the Gitano brand and the Gitano organization. Despite the sudden and unexpected circumstances under which the company had to be sold, we believe that Gitano represents a viable and strong business opportunity for Fruit of the Loom to build another leading brand for the mass market."

To facilitate the prompt consummation of the sale, since the proceeds to be received from the transaction are less than the $130 million owed by Gitano to its secured lenders, Gitano also today filed a voluntary petition under Chapter 11 reorganization of the Bankruptcy Code in U.S. Bankruptcy Court in New York City and a motion for that Court's prompt approval of the sale transaction. Such prompt approval is needed to prevent any disruption in its business and to facilitate a smooth transition for the purchaser. Gitano anticipates closing the sale transaction shortly after conclusion of the hearing and the Court's ruling.

Pending the close of the sale, Gitano will continue to operate its business and does not expect the Chapter 11 reorganization to have a significant impact on its ongoing operations. To that end, Gitano also has filed several motions with the Bankruptcy Court designed to facilitate the uninterrupted operation of the Company, including a motion for permission to honor all obligations to its associates in the ordinary course of business.

As previously indicated, Gitano achieved a return to profitability for the quarter ended December 31, 1993 with an operating profit of $9 million and net income of $3.8 million. For the full 1993 fiscal year, Gitano substantially reduced its operating loss to $6.1 million and its net loss to $45 million. Included in operating profits for the fourth quarter are gains of $5.1 million from recovery of affiliated receivables written off in 1992 and $1.2 million from restructuring activities.

In sharp contrast, for the comparable fourth quarter of 1992, Gitano had incurred an operating loss of $125 million, including a $90.3 million restructuring charge, and a net loss of $140 million. For the 1992 full year, Gitano had an operating loss of $200.2 million and a net loss of $237.9 million.

Mr. Gregory stated, "Much has been achieved by the new management in the ten months it has been in place. During the year we were able to improve all critical business and financial areas at the company. As a result, we not only returned to profitability in the 1993 fourth quarter, but we also paid back the creditors during the year $137 million in principal and interest and reduced our letter of credit obligations from $130 million to $10 million.

"These results are a testament to the strength of the Gitano brand and the outstanding capabilities of the restructured and refocused Gitano organization. Gitano is a leading jeans and sportswear brand and now has the ability to grow its business based on this foundation."
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